Exhibit 99.1

ELECTRONIC ARTS UPDATES FISCAL THIRD AND FOURTH QUARTERS

AND FISCAL YEAR 2006 OUTLOOK

REDWOOD CITY, CA – December 20, 2005 – Electronic Arts (NASDAQ: ERTS) today announced that it expects net revenue and earnings per share for the third and fourth fiscal quarters and fiscal 2006 to be well below both the financial guidance provided by EA on November 1, 2005 as well as current consensus estimates. The changes are primarily the result of unanticipated market declines in both North America and Europe.

“Holiday sales are not meeting expectations,” said Larry Probst, Chairman and Chief Executive Officer. “For the December quarter, it is likely the industry will be down double digits on a percentage basis.”

The Company does not expect to update its financial guidance prior to reporting its results for the fiscal third quarter in late January or early February.

Conference Call

Electronic Arts will host a conference call today, December 20, 2005 at 2:30 pm PT (5:30 pm ET) to discuss this press release. Listeners may access the conference call live through a dial-in number or via webcast (http://investor.ea.com). The live dial-in number is (800) 500-0311, access code 220497. A dial-in replay of the conference call will be provided until December 28, 2005 at (719) 457-0820, access code 220497. The webcast archive of the conference call will be available at http://investor.ea.com.

Forward-Looking Statements

Some statements set forth in this release, including Electronic Arts’ financial estimates and industry projections, are forward-looking statements and are subject to change. Statements including words such as “anticipate”, “believe”, “estimate”, “expect” or “it is likely” and statements in the future tense are forward-looking statements. These forward-looking statements are preliminary estimates based on current information and are subject to business and economic risks that could cause actual future results to differ materially from the Company’s expectations set forth above. Some of the factors which could cause the Company’s actual results to differ materially from its expectations include the following: sales of the Company’s titles during the remainder of the quarter and fiscal year; consumer spending trends; the Company’s ability to manage expenses during the remainder of the quarter and fiscal year; the timely release of next-generation hardware; the availability of an adequate supply of current-generation and next-generation hardware units; the Company’s ability to predict consumer preferences among competing hardware platforms; the seasonal and cyclical nature of the interactive game business; timely development and release of the Company’s products; competition in the interactive game business; the Company’s ability to secure licenses to valuable entertainment properties on favorable terms; changes in the Company’s effective tax rates; the Company’s ability to attract and retain key personnel; adoption of new accounting regulations and standards; potential regulation of the Company’s products in key territories; developments in the law regarding protection of the Company’s products; fluctuations in foreign exchange rates; and other factors described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. Electronic Arts expressly disclaims any obligation to, and does not intend to, update these forward-looking statements.

For additional information, please contact:

Tricia Gugler	Jeff Brown
Director, Investor Relationst	Vice President, Corporate Communications
650-628-7327	650-628-7922

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